EXHIBIT 99

PRESS RELEASE  DATED July 27, 2006

BEMIS COMPANY, INC.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, WI 54956-0669

For additional information please contact:
Melanie E. R. Miller
Vice President, Investor Relations
and Treasurer
(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS RECORD QUARTERLY SALES AND EARNINGS PER SHARE

NEENAH, WISCONSIN, July 27, 2006 – Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.46 per share for the second quarter ended June 30, 2006, which included $0.05 per share of restructuring and related charges.  Excluding the impact of restructuring and related charges, earnings would have been $0.51 per share for the second quarter of 2006 compared to $0.38 per share for the same quarter of 2005, a 34.2 percent improvement.  Second quarter net sales increased 6.1 percent to a record $933.8 million from $879.9 million in the prior year.

Commenting on the results of the second quarter, Jeff Curler, Bemis Company’s Chairman, President and Chief Executive Officer, said, “Bemis’ solid results for the second quarter and the first half of the year reflect strong market demand in key product lines and successful cost management.  Innovative new products are creating opportunities that will drive margin growth over the next several years.  I am confident in our ability to achieve strong 2006 results for our shareholders and to capitalize on prospects that will deliver solid growth for Bemis in the future.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, which represented about 82 percent of total Company net sales during the quarter, reported record net sales of $767.5 million in the second quarter, an increase of 5.9 percent compared to the same quarter in 2005.  Currency effects accounted for sales growth of 2.1 percent.  Operating profit for the second quarter of 2006 was $88.6 million, or 11.5 percent of net sales, which included restructuring and related charges of $8.7 million.  Restructuring and related charges reflect the costs associated with our previously announced facility consolidation efforts that include the closure of five flexible packaging plants.  Operating profit for the second quarter of 2005 was $80.7 million.  Excluding restructuring and related charges, operating profit as a percentage of net sales would have increased to 12.7 percent  from 11.2 percent a year ago.

Commenting on the flexible packaging business segment results for the quarter, Curler said, “During the second quarter, our flexible packaging plants experienced strong, steady production volumes that allowed many of our plants to optimize manufacturing efficiencies and capitalize on recent productivity improvements.  Increasing demand for packaging for expanding markets such as meat and cheese, multipacks, medical products, dry foods, and liquids is creating opportunities for high margin growth as new capacity becomes available.  Moderating raw material costs also contributed to higher operating margins during the second quarter.  Material costs are expected to rise in the second half of the year, which would negatively impact operating margins in the near term.”

Pressure Sensitive Materials

Second quarter net sales from the pressure sensitive materials business segment were $166.3 million, a 7.1 percent increase from the second quarter of 2005.  Currency translation was insignificant to sales growth for the quarter.  Operating profit of $14.8 million, or 8.9 percent of net sales, included restructuring and related charges of $0.1 million related to the previously announced closure of one plant.  Excluding the impact of these charges, operating profit would have been $14.9 million or 9.0 percent of net sales for the quarter compared to the second quarter of 2005 when operating profit was $9.3 million or 6.0 percent of net sales.

“Our pressure sensitive materials business continued to experience volume growth during the second quarter,” Curler noted when asked about the sustained improvements in the performance of this segment.  “Both sequential and year-over-year quarterly volume increases are evidence of a successful growth strategy that reflects our focus on innovation and manufacturing excellence.  While operating margins in this segment will be challenged during the second half of the year with increased raw material costs, we continue to expect average 2006 operating margins to be close to 8 percent, a substantial improvement from 2005 levels.”

Restructuring and related charges

In January of 2006, the Company announced the planned closure of five flexible packaging facilities and one pressure sensitive materials facility in order to consolidate production capacity and improve overall cost structure and efficiency.  Restructuring and related charges incurred during the second quarter totaled $8.8 million, of which $4.4 million relates primarily to accelerated depreciation and is recorded as a component of cost of sales.  The remaining $4.4 million charge relates primarily to employee costs and is recorded as a component of other costs (income).

Capital Structure

Total debt to total capitalization was 34.4 percent at June 30, 2006, compared to 35.7 percent at December 31, 2005.   Total debt as of June 30, 2006 was $845.8 million, almost equal to the balance of $844.1 million at December 31, 2005.  Strong cash flows for the six months ended June 30, 2006, were used to support seasonally higher working capital levels at the end of the second quarter, dividend payments, a strong capital expenditure program, and first quarter share repurchases.   Management expects cash flow from operations in the second half of 2006 to be comparable to the first six months.

2006 Earnings Outlook

Bemis expects third quarter 2006 diluted earnings per share to be in the range of $0.41 to $0.44 per share including a restructuring charge of $0.04 per share.  Total year 2006 diluted earnings per share is expected to be in the range of $1.63 to $1.68, including about $0.18 per share of restructuring and related charges.  Excluding the impact of restructuring and related charges, third quarter earnings guidance would be $0.45 to $0.48 per share and total year earnings guidance for 2006 would be $1.81 to $1.86 per share.  This represents the high end of management’s previous guidance for 2006 and reflects sustained productivity improvements initiated in 2005 in addition to estimated cost savings resulting from 2006 facilities consolidation efforts.  Management continues to expect capital expenditures to be in the $175 to $185 million range for 2006.

Presentation of Non-GAAP Information

Some of the information presented in this press release reflects adjustments to “As reported” results to exclude certain amounts related to the Company’s restructuring initiative.  This adjusted information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States of America (GAAP).  It is provided solely to assist in an investor’s understanding of the impact of the Company’s restructuring initiative on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the Non-GAAP amounts is included with this press release.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, changes in customer order patterns, the results of competitive bid processes, estimates of restructuring and related charges, and changes in prevailing market interest rates.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2005.

Bemis Company, Inc. will Webcast an investor telephone conference regarding its second quarter 2006 financial results this morning at 10 a.m., Eastern Daylight Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2005 net sales of $3.5 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Headquartered in Neenah, Wisconsin, Bemis employs about 16,000 individuals in 58 manufacturing facilities in 10 countries around the world.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net sales	$933,785	$879,888	$1,835,434	$1,711,757

Costs and expenses:
Cost of products sold	747,521	711,988	1,481,823	1,388,587
Selling, general and administrative expenses	84,852	81,459	168,555	167,664
Research and development	6,650	5,986	12,791	11,834
Interest expense	13,077	9,902	25,875	18,340
Other costs (income), net	468	1,354	2,718	1,879
Minority interest in net income	1,010	1,063	1,462	2,393

Income before income taxes	80,207	68,136	142,210	121,060

Provision for income taxes	31,300	26,900	55,500	47,600

Net income	$48,907	$41,236	$86,710	$73,460

Basic earnings per share of common stock	$.47	$.38	$.83	$.69

Diluted earnings per share of common stock	$.46	$.38	$.81	$.68

Cash dividends paid	$.19	$.18	$.38	$.36

Weighted average common shares outstanding	104,829	107,164	104,894	107,092
Weighted average common shares and common stock equivalents outstanding	106,665	108,540	106,702	108,476

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	June 30, 2006	Dec 31, 2005
ASSETS

Cash	$110,445	$91,125
Accounts receivable, net	487,870	436,035
Inventories, net	454,661	420,950
Prepaid expenses	47,727	39,700
Total current assets	1,100,703	987,810

Property and equipment, net	1,162,497	1,143,539

Goodwill	601,072	581,419
Other intangible assets, net	105,899	105,580
Deferred charges and other assets	141,627	146,252
Total	848,598	833,251

TOTAL ASSETS	$3,111,798	$2,964,600

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$16,733	$3,907
Short-term borrowings	52,508	50,107
Accounts payable	386,760	327,569
Accrued salaries and wages	74,293	79,056
Accrued income and other taxes	24,342	13,681
Total current liabilities	554,636	474,320

Long-term debt, less current portion	776,583	790,107
Deferred taxes	150,022	168,447
Deferred credits and other liabilities	139,918	154,679
Total liabilities	1,621,159	1,587,553

Minority interest	27,190	27,692

Stockholders’ equity:
Common stock issued (116,108,801 and 115,978,746 shares)	11,611	11,598
Capital in excess of par value	309,595	267,274
Retained income	1,383,215	1,337,590
Other comprehensive income (loss)	76,645	32,706
Treasury common stock (11,272,771 and 10,672,771 shares)	(317,617)	(299,813)
Total stockholders’ equity	1,463,449	1,349,355

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,111,798	$2,964,600

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2006	2005
Cash flows from operating activities
Net income	$86,710	$73,460
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,992	79,393
Minority interest in net income	1,462
Excess tax benefit from share-based payment arrangements	(864)	2,393
Stock award compensation	5,333	7,626
Deferred income taxes	(16,950)	6,089
Income of unconsolidated affiliated company	(341)	(588)
Loss (gain) on sales of property and equipment	180	186
Non-cash restructuring related activities	11,177	515
Proceeds from cash flow hedge		6,079
Changes in working capital, net of effects of acquisitions	(12,750)	(64,545)
Net change in deferred charges and credits	16,194	(4,190)

Net cash provided by operating activities	168,143	106,418

Cash flows from investing activities
Additions to property and equipment	(79,750)	(87,125)
Business acquisitions and adjustments, net of cash acquired	(10,800)	(230,275)
Proceeds from sales of property and equipment	338	2,134

Net cash used in investing activities	(90,212)	(315,266)

Cash flows from financing activities
Proceeds from issuance of long-term debt		300,000
Repayment of long-term debt	(27,716)	(18)
Net borrowing (repayment) of commercial paper	18,056	(34,281)
Net borrowing (repayment) of short-term debt	10,285	2,894
Cash dividends paid to stockholders	(41,085)	(38,545)
Common stock purchased for the treasury	(17,804)
Excess tax benefit from share-based payment arrangements	864
Stock incentive programs	51	1,316

Net cash provided (used) by financing activities	(57,349)	231,366

Effect of exchange rates on cash	(1,262)	3,735

Net (decrease) increase in cash	19,320	26,253

Cash balance at beginning of year	91,125	93,898

Cash balance at end of period	$110,445	$120,151

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

Reconciliation of GAAP to Non-GAAP	Three Months Ended		Six Months Ended
Operating Profit and Operating Profit as a	June 30,		June 30,
Percentage of Net Sales by Segment	2006	2005	2006	2005

Flexible Packaging
Net Sales	$767.5	$724.7	$1,507.7	$1,412.8

Operating Profit as reported	$88.6	$80.7	$159.5	$150.6

Non-GAAP adjustments:
Restructuring and related charges (income)	$8.7	$0.5	$19.7	$0.5

Operating Profit as adjusted	$97.3	$81.2	$179.2	$151.1

Operating Profit as a percentage of Net Sales
As Reported	11.5%	11.1%	10.6%	10.7%
As Adjusted	12.7%	11.2%	11.9%	10.7%

Pressure Sensitive Materials
Net Sales	$166.3	$155.2	$327.7	$299.0

Operating Profit as reported	$14.8	$9.3	$29.5	$16.9

Non-GAAP adjustments:
Restructuring and related charges (income)	$0.1	$—	$0.4	$—

Operating Profit as adjusted	$14.9	$9.3	$29.9	$16.9

Operating Profit as a percentage of Net Sales
As Reported	8.9%	6.0%	9.0%	5.6%
As Adjusted	9.0%	6.0%	9.1%	5.6%

Reconciliation of GAAP to Non-GAAP Earnings per Share
Diluted earnings per share as reported	$0.459	$0.380	$0.813	$0.677

Non-GAAP adjustments per share, net of taxes:
Restructuring and related charges (income)	$0.050	$0.003	$0.115	$0.003

Diluted earnings per share as adjusted	$0.509	$0.383	$0.928	$0.680